UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Cowen Inc.
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Dear Shareholder:
We are writing to ask for your support for the proposals to be voted on at the Cowen (“the Company”) 2020 Annual Meeting of Stockholders. Our Board continues to unanimously recommend you cast your vote FOR all proposals. We would like to draw your attention specifically to Proposal 2, an advisory vote to approve the compensation of the named executive officers, and Proposal 4, the adoption of our 2020 Equity Incentive Plan. We would like to provide the following additional information regarding these proposals for your consideration:

Proposal 2: Vote FOR the approval on an advisory basis of the compensation of our named executive officers

While Institutional Shareholder Services (“ISS”) and Glass Lewis (“GL”) recommend voting against Proposal 2, we believe an independent analysis demonstrates that Cowen’s compensation practices seek to closely align the interests of named executive officers with those of the Company’s stockholders and enable us to retain talented executives to support our business objectives. Some specific points:

Our pay practices are based on performance: Compensation is set after a careful year-end review of financial results and individual performance and takes into consideration peer group compensation. In 2019, Cowen achieved record revenues overall and in our investment banking business, despite significant investment in our business and talent to position us for future growth. Meaningful annual equity awards are granted in lieu of - not in addition to - annual cash incentives that are based on performance. The Company also utilizes long-term incentive compensation to align the interests of our executive officers with those of the Company’s stockholders. These awards are paid in the form of Performance Share Awards (PSAs), which only vest based on achievement of challenging average return on common equity (AROCE) targets.

Our compensation policies seek to follow best practices for corporate governance: We employ stock ownership guidelines for executive officers, an anti-hedging policy, double-trigger equity vesting in the event of a change in control, and deferred bonus awards to executive officers are subject to a clawback policy. We do not pay dividend equivalents on unvested RSUs or PSAs and we do not provide minimum guaranteed bonuses to our executive officers.

Historical 3-year CEO pay is not reflective of the current CEO’s compensation: Average and total 3-year CEO compensation for 2017-2019 includes payments and share vestings associated with the CEO transition and retirement of our former CEO in late 2017. This resulted in an increase in reported CEO compensation of more than $10 million in 2017, which inflates the 3-year compensation metrics utilized by ISS in its quantitative tests.

Proposal 4: Vote FOR the approval of our 2020 Equity Incentive Plan

While ISS recommends voting against Proposal 4, we note that Glass Lewis recommended in favor of Proposal 4. Our Board believes that the adoption of the 2020 Equity Incentive Plan is in the best interests of our stockholders for the following reasons:

Equity compensation creates alignment: Providing equity as a significant component of compensation for executives and senior staff supports our pay-for-performance culture and aligns management and shareholder interests.

Our 2020 Plan offers increased investor oversight: Unlike the Company’s prior equity plan, the 2020 plan is not an evergreen plan, a change that was made in response to stockholder feedback. The new plan is expected to have a significantly shorter duration than the Company’s prior equity plan: Based on our historical grant practices and certain other assumptions, including the price of our Common Stock, the share request is expected to have a duration of approximately one year, following which shareholders would be able to reevaluate any additional share authorization request.

Equity-based compensation is an important competitive tool: The inability to grant meaningful equity-based compensation would limit our ability to attract and retain critical talent, which has been integral to our past success and remains vital to future performance.

The plan seeks to be consistent with best governance practices: The plan does not permit discounted options or stock appreciation rights. Repricing or cash buyout of underwater options is not permitted without stockholder approval. There are no tax gross-ups, no automatic grants or reload options, and no dividends are paid on options, stock appreciation rights or unvested stock awards. The plan includes a limitation on awards to non-employee directors.
Our share repurchases offset dilution from equity compensation: From 2017 through 2019, Cowen repurchased a total of nearly 8.8 million shares, including 5.8 million shares under our stock repurchase program. This offset issuance under our equity incentive plan as well as stock issuance used as part of the Quarton acquisition in early 2019, which expanded our investment banking capabilities. As a result, weighted average shares outstanding was virtually unchanged, from 29.49 million shares outstanding in full year 2017 to 29.53 million shares outstanding in full year 2019. We have publicly committed to repurchasing shares on an annual basis at least sufficient to offset any dilution from issuance of stock-based compensation.
The Cowen Board believes our compensation program, including our Equity Incentive Plan, provides the right balance of competitive pay and meaningful incentives to align our executives’ interests with the interests of our stockholders and enables us to retain talented staff to support our business objectives.
We thank you for the time you have focused on this matter and your careful consideration of our proxy statement. For all the previously discussed reasons, our Board recommends that you vote FOR Proposals number 2 and 4.